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                                 NEWS RELEASE

                          Northern Trust Corporation
                            50 South LaSalle Street
                            Chicago, Illinois 60675

                                Contact:  Sue Rageas, Public Relations
                                          Senior Vice President
                                          (312) 444-4279


FOR IMMEDIATE RELEASE
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NORTHERN TRUST TO EXIT FUTURES BROKERAGE BUSINESS

(CHICAGO, April 1, 1998) Northern Trust Corporation, parent company of Northern Futures Corporation (NFC), announced today its intention to exit the futures brokerage business effective June 30, 1998. NFC executes and clears institutional customer transactions on the Chicago futures exchanges. The futures business of NFC will be transferred to Spear, Leeds & Kellogg, a firm which together with its subsidiary First Options of Chicago Inc. is one of the largest clearers in the U.S. futures and options markets.

     Northern's Chairman William A. Osborn stated, "Although Northern Futures Corporation has been a successful and profitable company and has brought Northern a number of valuable relationships, futures brokerage is no longer a fit with our long-term corporate strategy. Our business plans call for Northern Trust to focus on its core businesses of trust, investment management, custody, and banking for individuals, corporations and institutions." He further stated that exiting the futures brokerage business will not have a material impact on the present and future operating results or financial condition of Northern Trust Corporation.

     David R. Ganis, President of Northern Futures Corporation said, "We believe Spear, Leeds & Kellogg will effectively meet the ongoing needs of our clients and provide the quality service they have come to expect. It is our expectation that most of our employees will join the staff of First Options of


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Chicago Inc. or will find other positions within Northern Trust." Ganis said that Northern's decision will end its long-standing relationship with Tullett & Tokyo Forex International Ltd., and The Tokyo Forex Securities Co., Ltd. in Japan. He said that the Tullet & Tokyo companies will create a new strategic alliance with Spear, Leeds & Kellogg.

     Spear Leads & Kellogg is the largest specialist firm on the New York Stock Exchange. First Options of Chicago Inc., the largest volume clearing firm on the Chicago Board Options Exchange, is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange specializing in clearing services for professional traders and trading firms.

     Northern Futures Corporation was established in 1983 by The Northern Trust Company and became a subsidiary of Northern Trust Corporation in 1987.

     Northern Trust Corporation owns banking subsidiaries in Illinois, Arizona, California, Florida, and Texas, trust companies in Connecticut and New York and various nonbank subsidiaries, including a securities brokerage firm and a retirement services company. At year end 1997, total assets of the Corporation were $25.3 billion and trust assets under administration exceeded $1 trillion, $197 billion of which were under management.


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